EXHIBIT 23.1

Consent of Semple & Cooper, LLP, Independent Public Accountants

We hereby consent to the use in Amendment 4 of the Registration Statement on Form S-4 of our report dated July 25, 2003 relating to the consolidated statements of financial condition of Global Entertainment Corporation as of May 31, 2003 and May 31, 2002 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended May 31, 2003, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ SEMPLE & COOPER LLP

Certified Public Accountants

February 12, 2004